EXHIBIT 99.1

LSI INDUSTRIES INC. APPOINTS THOMAS A. CANERIS AS SENIOR VICE PRESIDENT –HUMAN RESOURCES AND GENERAL COUNSEL

CINCINNATI, OH., August 5, 2019 -- LSI Industries Inc. (NASDAQ:  LYTS, or the “Company”) a leading U.S. based manufacturer of indoor/outdoor lighting and graphics solutions, today announced the appointment of Thomas A. Caneris as Senior Vice President –Human Resources and General Counsel, effective August 5, 2019.

Mr. Caneris brings to LSI more than 30 years of experience as a practicing attorney and senior advisor in both public and private company settings.  Previously, he served as Senior Vice President and General Counsel for PharMerica Corporation from 2007 through 2019. From 2004 to 2007, Mr. Caneris was employed by Convergys Corporation as a Senior Attorney.  Earlier in his career, Mr. Caneris served as Commercial Affairs Counsel for AK Steel Corporation.

“We are pleased to have Tom join our senior leadership team and look forward to deepening our bench as we position LSI for its next phase of growth,” stated Jim Clark, President and CEO.  “As a seasoned general counsel, his experience in corporate governance, regulatory compliance and human resources equip him to become a valued asset to our organization.”

As an inducement to accept his appointment with LSI, Mr. Caneris was granted an inducement stock option to purchase up to 100,000 shares of LSI common stock. The awards were granted by LSI’s Compensation Committee on June 19, 2019 as an inducement material to Mr. Caneris’ entering into employment with LSI in accordance with NASDAQ Listing Rule 5635(c)(4). The award was approved in connection with the commencement of his employment with the Company on August 5, 2019 and has a ten-year term. The option is exercisable at a price of $4.04 per share (the closing price on August 5, 2019) and will vest only if Mr. Caneris remains an employee of LSI for three years.

ABOUT LSI INDUSTRIES

LSI Industries Inc. is a U.S.-based manufacturer of lighting, graphics and technology solutions for both indoor and outdoor applications.  We are a leading solutions provider to the primary end-markets we serve, including petroleum, automotive, quick serve restaurants, grocery, banking, retail, renovation, parking and warehousing.  Our products are marketed throughout North America through a network of independent sales representatives and distributors, as well as through national accounts.  We partner with our customers to provide a full range of design support, engineering, installation and project management services.  Headquartered in Blue Ash, Ohio, LSI currently employs over 1,200 employees and operates seven facilities throughout the United States.

FORWARD-LOOKING STATEMENTS

For details on the uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, visit http://www.lsi-industries.com/fls as well as our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q which contain risk factors.

INVESTOR CONTACT

Noel Ryan, IRC
720.778.2415
lyts@vallumadvisors.com